Avid Announces Timeline for Restatement

Expects to Complete Restatement and File 2013 Form 10-K within Four Weeks

BURLINGTON, MA, August 13, 2014 Avid® (OTC: AVID) announced today that the Company expects to complete its restatement and file its annual report on Form 10-K for the fiscal year ended December 31, 2013 within approximately four weeks. The 2013 Form 10-K will include results for the fiscal year ended December 31, 2012 and restated results for the fiscal year ended December 31, 2011. The Company also intends to file its Form 10-Q for each of the three-month periods ended March 31, June 30 and September 30, 2013 concurrently with the 2013 Form 10-K filing.

The Company anticipates filing its Form 10-Q for the period ended March 31, 2014 approximately one week after filing the 2013 Form 10-K and filing Form 10-Q for the period ended June 30, 2014 within an additional 40 days. The Company expects to be back to a normal reporting cycle beginning with the reporting of results for the third quarter of 2014.

On June 30, 2014 the Company’s cash and debt balances were $23.0 million and $5.0 million respectively. The Company expects remaining payments related to the restatement as of July 1, 2014 to amount to approximately $12 million to $14 million.

Forward-Looking Statements
Except for historical information contained in this press release, this press release includes forward-looking statements that involve risks and uncertainties, including statements about Avid's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the ongoing evaluation of Avid's current and historical accounting practices, the timing objectives for completion of its accounting restatement and becoming current in its required filings with the SEC and having its shares relisted on the NASDAQ stock exchange, the estimated costs related to the Company's ongoing accounting evaluation. These forward-looking statements are based on current expectations as of the date of this filing and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the following: the effect on the Company’s sales, operations, and financial performance resulting from: delays in Avid's completion of its financial statements and the filing of its periodic reports; the delisting of its stock from the NASDAQ stock market and the Company’s ability to have its shares relisted on the NASDAQ stock market; the previously disclosed ongoing SEC and Department of Justice inquiries; pending litigation and possibility of further legal proceedings adverse to the Company resulting from the restatement or related matter; the costs associated with the restatement and the SEC and DOJ inquiries; the identified material weakness in Avid's internal controls; recent changes in Avid's management; recent changes in Avid’s external accountants; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates and seasonal factors; adverse changes in economic conditions; and Avid's liquidity, including the fact that its line of credit with Wells Fargo expires October 1, 2014. Moreover, the business may be adversely affected by future legislative, regulatory or tax changes as well as other economic, business, and/or competitive factors. The risks included above are not exhaustive. These and other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC. Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid
Through Avid Everywhere, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption for the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, music recordings, and television shows, to live concerts and news broadcasts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Blogs.

© 2014 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.

Media Contact                Investor Contact
Lisa Kilborn                    Tom Fitzsimmons
Avid                        Avid
978.640.3230                    978.640.3346
lisa.kilborn@avid.com                tom.fitzsimmons@avid.com